EXHIBIT 99.2

PRIVATEBANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands)

(Unaudited)

	For Year Ended December 31,
	2011	2010	2009

Net income (loss)	$44,540	$1,801	$(29,816)
Other comprehensive income:
Available-for-sale securities:
Net unrealized gains	47,431	359	8,439
Reclassification of net gains included in net income	(5,812)	(13,095)	(7,896)
Income tax (expense) benefit	(16,557)	4,918	(215)
Net unrealized gains on available-for-sale securities	25,062	(7,818)	328
Cash flow hedges:
Net unrealized gains	3,156	—	—
Reclassification of net gains included in net income	(570)	—	—
Income tax expense	(1,029)	—	—
Net unrealized gains on cash flow hedges	1,557	—	—
Other comprehensive income (loss)	26,619	(7,818)	328
Comprehensive income (loss)	71,159	(6,017)	(29,488)
Comprehensive income attributable to noncontrolling interests	(170)	(284)	(247)
Comprehensive income (loss) attributable to controlling interests	$70,989	$(6,301)	$(29,735)